Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results For The First Quarter Of Fiscal Year 2021

Ended June 30, 2020 And Provides Conference Call Information

Financials for First Quarter of Fiscal Year 2021 ended June 30, 2020 will be released August 14, 2020

Northvale, NJ – August 14, 2020: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing and manufacturing niche generic products, announced results for the first quarter of fiscal year 2021 ended June 30, 2020 (“First Quarter”).

Consolidated revenues for the First Quarter were $7.5 million, an increase of approximately 124% as compared to revenues for the comparable quarter of the prior fiscal year. The increase in revenues was largely attributed to revenues from generic extended release Adderall® which was launched during the First Quarter as well as increased sales of generic immediate release Adderall®, Isradipine and Phentermine during the First Quarter as compared to the comparable period for the prior fiscal year.

Conference Call Information

Elite's management will host a conference call to discuss the first quarter financial results for fiscal year 2021 ended June 30th and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	August 17, 2020
Time:	11:30 AM EDT
Dial- in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com by 7:00 PM EDT on Saturday, February 15, 2020
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Fiscal Year 2021 First Quarter Report on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Glenmark Pharmaceuticals, Inc. and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com